UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2022

RALLYBIO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-40693	85-1083789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
	234 Church Street Suite 1020 New Haven, Connecticut	06510
	(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 203 859-3820

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RLYB	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On November 10, 2022, Rallybio Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Cowen and Company, LLC and Evercore Group L.L.C., as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”), relating to the underwritten offering of 5,000,001 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a price of $6.00 per Share, less the underwriting discounts and commissions, and, to certain investors in lieu of Common Stock, pre-funded warrants to purchase up to an aggregate of 3,333,388 shares of Common Stock at a price of $5.9999 (the “Pre-Funded Warrants”), which represents the per share public offering price for the Shares less the $0.0001 per share exercise price for each Pre-Funded Warrant (the “Offering”). In addition, the Company granted the Underwriters an option to purchase, at the public offering price less any underwriting discounts and commissions, an additional 1,250,000 shares of Common Stock, exercisable for 30 days from the date of the Underwriting Agreement.

Each Pre-Funded Warrant will have an exercise price equal to $0.0001 per share of Common Stock. The exercise price and the number of shares of Common Stock issuable upon exercise of each Pre-Funded Warrant is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock as well as upon any distribution of assets, including cash, stock or other property, to the Company’s stockholders. The Pre-Funded Warrants will not expire and are exercisable in cash or by means of a cashless exercise.

The Company may not effect the exercise of any Pre-Funded Warrant, and a holder will not be entitled to exercise any portion of any Pre-Funded Warrant if, upon giving effect to such exercise, the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates) would exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such Pre-Funded Warrants, provided that such percentage may in no event exceed 19.99%.

In addition, upon the consummation of a fundamental transaction (as described in the Pre-Funded Warrants), each Pre-Funded Warrant will automatically be converted into the right of the holder of such Pre-Funded Warrant to receive, the same kind and amount of securities, cash or other property that such holders would have received had they exercised such Pre-Funded Warrant immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Pre-Funded Warrants.

The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-266668), including the prospectus dated August 15, 2022, as supplemented by the prospectus supplement dated November 10, 2022. The closing of the Offering is expected to take place on or about November 15, 2022, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and termination provisions.

A copy of the Underwriting Agreement and the form of Pre-Funded Warrant are filed as Exhibits 1.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01 Other Events.

Ropes & Gray, LLP, counsel to the Company, has issued an opinion to the Company, dated November 14, 2022, regarding the Shares and Pre-Funded Warrants to be sold in the Offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K, including the exhibits hereto, shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, which is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated November 10, 2022, by and among the Company and J.P. Morgan Securities LLC, Cowen and Company, LLC and Evercore Group L.L.C., as representatives of the several underwriters named in Schedule A thereto

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1 above)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rallybio Corporation

Date: November 14, 2022	By:	/s/ Jeffrey M. Fryer
Jeffrey M. Fryer, CPA
Chief Financial Officer and Treasurer